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                                                                     EXHIBIT 4.4

                                December 24, 2003

Mr. David A. Rapaport, Esq.
Generation Capital Associates
1085 Riverside Trace
Atlanta, GA 30328

         RE: REVISIONS TO SECURITIES PURCHASE AGREEMENT DATED DECEMBER 2, 2003 ("AGREEMENT") REGARDING $250,000 COMMON STOCK FINANCING ("FINANCING") OF INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC. ("IBSS") BY GENERATION CAPITAL ASSOCIATES ("GCA") AND OTHER ACCREDITED INVESTORS (EACH, A "PURCHASER" AND COLLECTIVELY, WITH GCA THE "PURCHASERS")

Dear Dave:

         As we discussed on our telephone conference call yesterday with you, Frank E. Hart, and Steve Scott, IBSS and GCA have agreed to modify certain terms of the Agreement evidencing the Financing. This letter is intended to memorialize that conversation and the mutual agreement of IBSS and GCA. All capitalized terms used but not defined herein shall have their respective meanings as set forth in the Agreement.

         1. Section 3 of the Agreement is modified to provide that notwithstanding anything to the contrary therein, the only securities that are to be received by Purchasers in connection with the Financing will include (i) 1,250,000 shares of common stock of IBSS (collectively, the "PURCHASER STOCK"),
(ii) 937,500 IBSS Warrants, and (iii) 62,500 IBSS Documentation Preparation Warrants. No preferred stock of any series or class shall be issued by IBSS in connection with the Financing.

IBBS/GCA Amendment Letter
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         2.       Section 6 of the Agreement is modified to provide that
notwithstanding anything to the contrary therein, IBSS shall pay to GCA, during the period from the Closing Date until the U.S. Securities and Exchange Commission ("SEC") shall declare the GCA Registration Statement effective (the "FILING PERIOD"), an annual amount equal to 8% of the Purchase Price (the "FILING FEE") (pro-rated on a daily basis and payable in arrears on the last day of every calendar quarter during the Filing Period) (each such date, a "PAYMENT DATE"). The first Payment Date shall be March 31, 2004., In the event that the GCA Registration Statement is not filed within 30 days of the Closing Date and/or is not declared effective by the SEC within 120 days of the Closing Date with a current prospectus available at that time, IBSS shall pay to GCA an annual amount equal to 25% of the Purchase Price (the "LATE FEE") (pro-rated on a daily basis and payable on each Payment Date) for every calendar day that the GCA Registration Statement is not filed and/or declared effective. At the sole option of IBSS, IBSS may elect to pay to GCA the Filing Fee and/or the Late Fee in either cash or in Common Stock.

         In the event that IBSS elects to pay GCA the Filing Fee and/or Late Fee in Common Stock, IBSS shall pay to GCA the number of shares of Common Stock equal to a number, (a) the numerator of which is the total dollar amount of the Filing Fee and/or Late Fee, as the case may be, due and owing on such Payment Date, divided by (b) the lesser of $0.20 per share of Common Stock or 80% of the Bloomberg 4:00 PM closing bid price (or if there is no 4:00 PM closing bid price, the last closing bid price preceding 4:00 PM) of the Common Stock on each such Payment Date. Any shares of IBSS Common Stock delivered to GCA in payment of the Filing Fee and/or Late Filing fee shall be registered for resale under the GCA Registration Statement. IBSS shall deliver the Filing Fee and/or Late Fee, as the case may be, to the Escrow Agent at the address set forth in Section 7 of the Agreement ("PURCHASER ADDRESS").

IBBS/GCA Amendment Letter
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         3.       Subsections (a), (b) and (c) of Section 10 of the Agreement
are hereby amended in their entirety and modified to provide as follows and Subsection (d) of Section 10 is deleted:

         "10. Closing Schedule and Escrow:

                  (a) Within one business day following the date that this letter is mutually executed by the parties (Execution Date) , Purchasers shall deposit the Purchase Amount in immediately available U.S. funds with you (the "ESCROW AGENT") at the Purchaser Address.

                  (b) Within one business day following the Execution Date , IBSS shall deposit the following items with the Escrow Agent at the Purchaser Address (collectively, the "IBSS ESCROW DEPOSIT ITEMS"):

                           (i) stock certificates for an aggregate of 1,250,000 shares of the Purchaser Stock, registered in the name of Purchaser(s);

                           (ii) executed IBSS Warrants to purchase an aggregate of 937,500 shares of Common Stock, registered in the name of Purchaser(s);

                           (iii) executed IBSS Documentation Preparation Warrants to purchase an aggregate of 62,500 shares of Common Stock, registered in the name of GCA;

                           (iv) stock certificate(s) for an aggregate of 1,000,000 shares of Common Stock as a deposit for delivery of the 937,500 IBSS Warrants Shares to Purchaser(s) upon exercise of the IBSS Warrants and the 62,500 IBSS Document Preparation Warrants Shares to GCA upon exercise of the Document Preparation Warrants (the IBSS Warrants Shares and the IBSS Document Preparation Warrants Shares are collectively referred to herein as the "ESCROW WARRANT SHARES"), which certificates shall be registered in the name of Escrow Agent; and

IBBS/GCA Amendment Letter
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                           (v) certificates for an aggregate of 525,000 shares
                  of Common Stock as a deposit for delivery to Purchaser of any Additional Shares, which certificates shall be registered in the name of the Escrow Agent.

                  (c) Within two business days of the receipt of the Purchase Amount from Purchaser and the IBSS Escrow Deposit Items from IBSS, Escrow Agent shall deliver to (i) IBSS the Purchase Amount by bank wire in immediately available U.S. funds to a bank or other account designated by IBSS, (ii) Purchaser(s) the 1,250,000 shares of the Purchaser Stock for which each such Purchaser subscribed, (iii) Purchaser(s) the IBSS Warrants, and (iv) GCA the IBSS Document Preparation Warrants. The date upon which the Escrow Agent wires the Purchase Amount to IBSS shall be the "CLOSING DATE."

         All other terms and conditions of the Agreement not inconsistent herewith shall remain in full force and effect.

                  [Remainder of page left intentionally blank]

IBBS/GCA Amendment Letter
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         If this letter meets with your approval and accurately reflects your agreement with IBSS, please sign it where indicated below and date your signature. Please let me know if you have any questions concerning the foregoing.

                                             Sincerely yours,

                                          /s/ George E. Mendenhall
                                          -------------------------------
                                              George Mendenhall

cc: Steve Scott
    Douglas Harmon
    Scott Thomas

Accepted and agreed to this 24th day of December, 2003.

GENERATION CAPITAL ASSOCIATES:

By: /s/ David A. Rapaport
    --------------------------------
    Name: David A. Rapaport, Esq.
    Title: Executive Vice President &
           General Counsel

IBBS/GCA Amendment Letter
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